EXHIBIT 99

FOR RELEASE TUESDAY, MARCH 2, 2004	For Further Information Contact:
5:00 a.m. PST	Kelly Masuda, Investor Contact
(310) 231-4184 or kmasuda@kbhome.com
Kate Mulhearn, Media Contact
(310) 231-4147 or kmulhearn@kbhome.com

KB HOME RELEASES PRELIMINARY FIRST QUARTER 2004 NET ORDERS

     LOS ANGELES (March 2, 2004) – KB Home (NYSE: KBH) today released preliminary net orders for the quarter ended February 29, 2004. Presented below is preliminary net order information along with year-over-year percent changes.

	Quarter Ended February 29, 2004
	Net Orders	% Change
West Coast	1,640	21.0%
Southwest	2,023	3.5
Central	2,192	12.2
Southeast	1,254	195.8

Total U.S.	7,109	25.0
France	945	9.5

Total	8,054	23.0
Unconsolidated JVs	350	455.6

Total with Unconsolidated JVs	8,404	27.1%

     Building homes for nearly half a century, KB Home is one of America’s largest homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2003, the Company delivered 27,331 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 1-888-KB-HOMES or visit the Company’s Web site at www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2003 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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